Exhibit 99.1

rue21, inc. Announces Fourth Quarter and Fiscal Year 2011 Financial Results

EPS growth of 18.2% for the quarter and 28.1% for the fiscal year

Gross Margin expansion of 70 bps for the quarter and the fiscal year

Net Sales growth of 15.7% for the quarter and 19.8% for the fiscal year

Warrendale, PA – March 14, 2012 – rue21, inc. [NASDAQ: RUE] today announced its financial results for the fourth quarter and fiscal year ended January 28, 2012.

Highlights for the Fourth Quarter:

•	Net sales increased 15.7% to $219.9 million from $190.1 million. Comparable store sales for the quarter were down 2.2%, following a 1.5% increase for the fourth quarter of fiscal 2010.

•	Gross margin increased 70 bps to 36.5% from 35.8%, driven by improved merchandise margin.

•	Selling, general and administrative expenses increased 17.6% to $52.1 million from $44.3 million.

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The Company opened 17 new stores, closed 2 stores, and converted an additional 4 stores to the larger rue21 etc! format compared to opening 10 stores and closing 2 stores in the fourth quarter of fiscal 2010.

•	Operating income increased by 18.4% to $21.0 million from $17.7 million.

•	Net income increased by 18.7% to $12.9 million from $10.9 million.

•	Diluted earnings per share were $0.52 compared to diluted earnings per share of $0.44 in the fourth quarter of fiscal 2010.

Highlights for Fiscal Year 2011:

•	Net sales increased 19.8% to $760.3 million from $634.7 million. Comparable-store sales increased 0.4%, following a 2.1% increase for fiscal 2010.

•	Gross margin increased 70 bps to 37.7% from 37.0%.

•	The Company opened 120 new stores, closed 3 stores, and converted 38 stores to the rue21 etc! format. The Company ended the year with 755 stores.

•	Operating income increased by 26.1% to $62.8 million and was 8.3% of net sales as compared to $49.8 million or 7.9% of net sales in fiscal 2010.

•	Net income increased 28.8% to $39.0 million from $30.2 million.

•	Diluted earnings per share were $1.55 compared to diluted earnings per share of $1.21 for fiscal 2010.

Balance sheet highlights as of January 28, 2012:

•	Cash and short term investments increased 43.6% to $72.0 million. The Company did not borrow during the year and had no long term debt as of January 28, 2012.

•	In-store inventory per square foot was up 3.4% and total company inventory per square foot was up 10.0% as compared to the end of fiscal 2010.

Bob Fisch, rue21’s President and CEO, stated: “In fiscal 2011 we were again able to meet our short and long-term objectives despite the promotional environment and economic pressures. We maintained our planned promotional cadence throughout 2011, allowing us to achieve margin expansion during a period when much of the sector suffered from margin erosion. In 2012 we will continue to drive profit growth by offering fashion at every day great value to our customers, growing square footage, and driving comp store sales with exciting initiatives.”

Outlook:

For fiscal 2012, the Company currently expects diluted earnings per share to be in the range of $1.74 to $1.79 as compared to $1.55 in fiscal 2011. This incorporates 25.4 million average diluted shares expected for fiscal 2012 as compared to 25.1 million average diluted shares in fiscal 2011. Diluted earnings per share for the first quarter are expected to be in the range of $0.42 to $0.44. The Company currently expects a low single digit comparable store sales increase in the first quarter of fiscal 2012 and for fiscal 2012.

Mr. Fisch further stated: “We are confident that our 2012 financial performance will match the earnings growth we have consistently delivered for our shareholders. Our spring merchandise assortment has resonated well with our customers. February has historically been a strong volume month for rue, and we again achieved sales that support our guidance for the quarter.”

Conference Call Information:

A conference call to discuss fourth quarter and fiscal 2011 financial results is scheduled for today, March 14, 2012 at 4:30 PM Eastern Time. To participate, dial toll-free (877) 719-9788 or 1-719-325-4756 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 770 stores in 46 states. Learn more at www.rue21.com

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 29, 2011, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Joseph Teklits / Jill Gaul

ICR, Inc

203-682-8200

jteklits@icrinc.com

rue21, inc.

Consolidated Statements of Income

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
	(Unaudited)
	(in thousands, except per share data)
Net sales	$219,896	$190,093	$760,302	$634,728
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	139,531	122,090	473,662	399,896

Gross profit	80,365	68,003	286,640	234,832

Selling, general, and administrative expense	52,130	44,337	197,176	163,006
Depreciation and amortization expense	7,262	5,947	26,618	21,980

Income from operations	20,973	17,719	62,846	49,846

Interest expense, net	16	(2)	(9)	74

Income before income taxes	20,957	17,721	62,855	49,772

Provision for income taxes	8,036	6,831	23,905	19,528

Net income	$12,921	$10,890	$38,950	$30,244

Basic income per common share	$0.53	$0.45	$1.60	$1.25
Diluted income per common share	$0.52	$0.44	$1.55	$1.21

Weighted average basic common shares outstanding	24,467	24,335	24,417	24,277
Weighted average diluted common shares outstanding	25,054	25,029	25,051	25,002

rue21, inc.

Consolidated Balance Sheets

	January 28,	January 29,
	2012	2011
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$41,960	$50,111
Short term investments	30,000	—
Accounts receivable	6,675	6,285
Merchandise inventory, net	131,136	96,051
Prepaid expenses and other current assets	14,338	10,580
Deferred tax assets	5,121	5,024

Total current assets	229,230	168,051
Property and equipment, net	117,798	91,371
Other assets	994	921

Total assets	$348,022	$260,343

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$103,914	$81,627
Accrued expenses and other current liabilities	16,570	15,616
Accrued payroll and related taxes	12,045	12,053
Deferred rent and tenant allowances, current portion	8,652	7,033
Accrued income and franchise taxes	1,068	1,999

Total current liabilities	142,249	118,328
Non-current liabilities:
Deferred rent, tenant allowances and other long-term liabilities	46,965	34,235
Deferred tax liabilities	11,585	5,651

Total non-current liabilities	58,550	39,886

Commitments and Contingencies	—	—

Stockholders’ equity:
Common stock— par value $0.001 per share; 200,000 shares authorized; 24,476 and 24,380 shares issued and outstanding, respectively	24	24
Additional paid in capital	37,696	31,552
Retained earnings	109,503	70,553

Total stockholder’s equity	147,223	102,129
Total liabilities and stockholders’ equity	$348,022	$260,343